Exhibit 99.1

Galectin Therapeutics Announces $60 Million Credit Line
from Richard E. Uihlein Sufficient to Cover Expected
Expenditures Through 2024

NORCROSS, Ga., July 26, 2022 (GLOBE NEWSWIRE) -- Galectin Therapeutics Inc. (NASDAQ:GALT), the leading developer of therapeutics that target galectin proteins, announced today it entered into a $60 million unsecured line of credit facility with its chairman and largest individual stockholder, Richard E. Uihlein.

“It has been close to fifteen years since I made my first investment in Galectin Therapeutics,” said Richard E. Uihlein, chairman of the board of directors. “While my role in the Company has evolved dramatically over that time, what has never wavered is my commitment to our success. My confidence in the potential of our programs and our team has never been stronger after meeting personally with our NAVIGATE co-principal investigators, Drs. Harrison and Chalasani, and our senior management. The strategic personnel changes made over the last year have dramatically increased Galectin’s internal capabilities in every discipline necessary for our ultimate goal of a New Drug Application (NDA) submission.”

“With this financing, I am adhering to the commitment I made in my open letters in 2019, which was to seek necessary funding that is minimally dilutive.  Additionally, I believe this minimizes any perception of financing risk.  Current market conditions in biotech have unfairly positioned the Company compared to our perceived competitors and the market more generally.  Unlike many early-stage biotech companies, we are conducting a pivotal global clinical trial along with expanding into our own oncology program.  I can say with confidence that future catalysts will not relate to funding, but instead will be driven by outcomes. Going forward, Company communications can be made with far more certainty, and I have every expectation that the market will favorably reassess our current position.”

Borrowings under the credit line are unsecured and at the Company’s discretion through July 31, 2024. Advances under the line of credit bear interest at the Applicable Federal Rate for short term loans, which is currently 2.84%, plus 2%.  Principal and interest are due on January 31, 2026 and are evidenced by convertible promissory notes that may be converted into shares of the Company’s common stock at a conversion price equal to the closing price of the common stock on the date of such promissory note, but in no event less than $3.00 per share. The Company granted five hundred thousand stock purchase warrants exercisable at $5.00 per share in connection with entering into the line of credit. At the election of Mr. Uihlein, the principal and accrued interest on borrowings may be converted into the number of shares of the Company’s common stock equal to the amount of principal and accrued interest on such borrowing divided by the closing price of the common stock on the date of such borrowing, but in no event less than $3.00 per share.

Additionally, the Company will issue up to 1,200,000 stock purchase warrants to Mr. Uihlein ratably (20,000 stock purchase warrants per $1 million of borrowings), at the time of borrowings under the line of credit, with exercise prices equal to 150% of the closing price of the common stock on the date of the Promissory Note evidencing such draw, but in no event more than $10.00 per share nor less than $3.00 per share.

Joel Lewis, Chief Executive Officer of Galectin Therapeutics, stated, “I am extremely grateful that Mr. Uihlein has once again stepped up for the Company. His financial support, especially at the terms extended, uniquely position Galectin to achieve success. As stated in public filings, since I became CEO in September 2020, I have elected to receive 80% of my compensation in shares of common stock in the Company. This compensation strategy, which aligns my interest with all shareholders, was set to expire in December 2022. Given Mr. Uihlein’s generous commitment, I decided to extend the strategy of receiving 80% of my compensation in shares of common stock through December 2023. Again, this commitment is effectively a 10b5-1 plan to purchase stock regardless of how high the share price may reach. This demonstrates my commitment to the Company and our programs, and most importantly, how strongly I believe in our team. This new $60 million line of credit is the largest financing the Company has ever completed and is projected to cover all currently planned expenditures through 2024. This is significant because we expect to report the results of the phase 2B portion of our NAVIGATE clinical trial in mid-2024. In addition to focusing on execution of this trial, we are maximizing the value of the Company by making the belapectin program ready for a New Drug Application if the data indicate a positive risk benefit ratio for patients suffering from NASH cirrhosis.”

About Belapectin

Belapectin is a complex carbohydrate drug that targets galectin-3, a critical protein in the pathogenesis of NASH and fibrosis. Galectin-3 plays a major role in diseases that involve scarring of organs, including fibrotic disorders of the liver, lung, kidney, heart and vascular system. Belapectin binds to galectin-3 and disrupts its function. Preclinical data in animals have shown that belapectin has robust treatment effects in reversing liver fibrosis and cirrhosis. A Phase 2 study showed belapectin may prevent the development of esophageal varices in NASH cirrhosis, and these results provide the basis for the conduct of the NAVIGATE trial. The NAVIGATE trial (www.NAVIGATEnash.com), titled “A Seamless Adaptive Phase 2b/3, Double-Blind, Randomized, Placebo-controlled Multicenter, International Study Evaluating the Efficacy and Safety of Belapectin (GR-MD-02) for the Prevention of Esophageal Varices in NASH Cirrhosis,” began enrolling patients in June 2020, and is posted on www.clinicaltrials.gov (NCT04365868). Galectin-3 has a significant role in cancer, and the Company has supported a Phase 1b study in combined immunotherapy of belapectin and KEYTRUDA in advanced melanoma and in head and neck cancer. This trial provided a strong rationale for moving forward into a Company-sponsored Phase 2 development program, which the company is exploring.

About Fatty Liver Disease with Advanced Fibrosis and Cirrhosis

Non-alcoholic steatohepatitis (NASH) has become a common disease of the liver with the rise in obesity and other metabolic diseases. NASH is estimated to affect up to 28 million people in the U.S. It is characterized by the presence of excess fat in the liver along with inflammation and hepatocyte damage (ballooning) in people who consume little or no alcohol. Over time, patients with NASH can develop excessive fibrosis, or scarring of the liver, and ultimately liver cirrhosis. It is estimated that as many as 1 to 2 million individuals in the U.S. will develop cirrhosis as a result of NASH, for which liver transplantation is the only curative treatment available. Approximately 9,000 liver transplants are performed annually in the U.S. There are no drug therapies approved for the treatment of liver fibrosis or cirrhosis.

About Galectin Therapeutics

Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug belapectin (formerly known as GR-MD-02) is a carbohydrate-based drug that inhibits the galectin-3 protein which is directly involved in multiple inflammatory, fibrotic, and malignant diseases, for which it has Fast Track designation by the U.S. Food and Drug Administration. The lead development program is in non-alcoholic steatohepatitis (NASH) with cirrhosis, the most advanced form of NASH-related fibrosis. This is the most common liver disease and one of the largest drug development opportunities available today. Additional development programs are in treatment of combination immunotherapy for advanced melanoma and other malignancies. Advancement of these additional clinical programs is largely dependent on finding a suitable partner. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “will,” “expect” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include management’s expected expenditures through 2024 and those regarding the hope that Galectin’s development program for belapectin will lead to the first therapy for the treatment of fatty liver disease with cirrhosis and those regarding the hope that our lead compounds will be successful in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that trial endpoints required by the FDA may not be achieved; Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of belapectin or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s current clinical trial and any future clinical studies as modified to meet the requirements of the FDA may not produce positive results in a timely fashion, if at all, and could require larger and longer trials, which would be time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. Global factors such as coronavirus may continue to impact NASH patient populations around the globe and slow trial enrollment and prolong the duration of the trial and significantly impact associated costs. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Company Contact:

Jack Callicutt, Chief Financial Officer
(678) 620-3186
ir@galectintherapeutics.com

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc. Belapectin is the USAN assigned name for Galectin Therapeutics’ galectin-3 inhibitor GR-MD-02.